EXHIBIT 99.1
Contact: Steve Martens
Vice President of Investor Relations
(630) 527-4344
MOLEX RETAINS COUNSEL TO INVESTIGATE UNAUTHORIZED ACTIVITIES IN JAPAN
Lisle, Ill., USA — April 9, 2010 — Molex Incorporated (NASDAQ: MOLX and MOLXA), a global electronic components company, has learned that an individual working in Molex Japan’s finance group obtained unauthorized loans from third party lenders in Molex Japan’s name which we believe to be in the range of $175 million and to have been used to trade on margin in unauthorized accounts in Molex Japan’s name. We also believe that the individual has misappropriated cash from Molex Japan which resulted in a loss in the range of $15 million. The individual has admitted to forging documentation in arranging the transactions. We have retained outside legal counsel, and they are retaining forensic accountants, to investigate the matter and the extent of our liability, if any, for the unauthorized loans.
Molex Incorporated is a 71-year-old global manufacturer of electronic, electrical and fiber optic interconnection systems. Based in Lisle, Illinois, USA, the Company operates 41 manufacturing locations in 17 countries. Revenue for the fiscal year ended June 30, 2009 was $2.6 billion. The Molex website is www.molex.com.
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Editor’s note: Molex is traded on the NASDAQ Global Select Market (MOLX and MOLXA) in the United States and on the London Stock Exchange. The Company’s voting common stock (MOLX) is included in the S&P 500 Index.